Exhibit 99.1
Bravo Brio Restaurant Group, Inc. Reports Financial Results for the Fourth Quarter and
Full Year 2010
Company Provides Outlook for Full Year 2011
Columbus, Ohio — February 16, 2011 — Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 weeks and 52 weeks ended December 26, 2010. The Company also provided its outlook for the full year 2011.
Selected Highlights for the Fourth Quarter Compared to the Prior Year Period Include the Following:
•	Revenues increased by 8.6% to $88.3 million from $81.4 million.

•	Total comparable restaurant sales increased 2.2%.

•	BRIO comparable restaurant sales increased 4.7% and BRAVO! comparable restaurant sales decreased 0.3%.

•	Restaurant-level operating profit increased 6.4% to $18.0 million from $16.9 million.

•
GAAP net loss attributed to common shareholders was ($6.5) million, or ($0.42) per basic and diluted share, compared to GAAP net loss attributed to common shareholders of ($3.8) million, or ($0.52) per basic and diluted share for the prior year period.

•
Modified pro forma net income was $5.5 million, or $0.27 per diluted share, compared to modified pro forma net income of $4.6 million, or $0.22 per diluted share for the prior year period. Please see the accompanying financial table for a reconciliation from GAAP net loss to modified pro forma (non-GAAP) net income.

Selected Highlights for the Full Year 2010 Compared to the Prior Year Period Include the Following:
•	Revenues increased by 10.0% to $343.0 million from $311.7 million.

•	Total comparable restaurant sales increased 1.6%.

•	BRIO comparable restaurant sales increased 3.2% and BRAVO! comparable restaurant sales decreased 0.1%.

•	Restaurant-level operating profit increased 16.3% to $63.0 million from $54.2 million.

•
GAAP net loss attributed to common shareholders was ($5.0) million, or ($0.54) per basic and diluted share, compared to GAAP net loss attributed to common shareholders of ($8.2) million, or ($1.13) per basic and diluted share for the prior year period.

•
Modified pro forma net income was $15.5 million, or $0.75 per diluted share, compared to modified pro forma net income of $8.1 million, or $0.39 per diluted share for fiscal 2009. Please see the accompanying financial table for a reconciliation from GAAP net loss to modified pro forma (non-GAAP) net income.

“We attribute our strong financial performance, both in the recent quarter as well as for the full year, to the dedication of our team in creating highly satisfied guests and to the effective management of costs in a challenging operational environment. As we enter 2011, we are very excited about our opportunity for continued growth and will remain focused on the fundamentals as well as executing across all facets of our business,” said Saed Mohseni, Chief Executive Officer and President, Bravo Brio Restaurant Group, Inc.

Fourth Quarter 2010 Financial Results
Revenues increased 8.6% to $88.3 million in the fourth quarter of 2010, from $81.4 million in the fourth quarter of 2009. The increase in revenues was primarily due to an additional 63 operating weeks provided by five new restaurants opened in 2010 and two new restaurants opened in the fourth quarter of 2009. Total comparable restaurant sales increased 2.2%, which was driven by an increase in both guest counts as well as comparable average check.
Total restaurant operating costs increased 9.2% to $70.3 million in the fourth quarter of 2010, from $64.5 million in the prior year period. Total restaurant-level operating profit increased 6.4% to $18.0 million from $16.9 million. The Company benefitted from lower cost of sales and labor costs, but faced higher operating and occupancy costs during the period.
GAAP net loss attributed to common shareholders in the fourth quarter of 2010 was $(6.5) million, or $(0.42) per basic and diluted share, compared to GAAP net loss attributed to common shareholders of $(3.8) million, or $(0.52) per basic and diluted share in the prior year period.
On a modified pro forma basis, a measure that management believes offers a more useful year-over-year performance comparison, modified pro forma net income for the fourth quarter of 2010 was $5.5 million, or $0.27 per diluted share, compared to modified pro forma net income of $4.6 million, or $0.22 per diluted share, in the prior year period.
Please see the accompanying financial tables for a reconciliation from GAAP net loss attributed to common shareholders to modified pro forma (non-GAAP) net income.
Fourth Quarter 2010 Brand Operating Highlights
Comparable restaurant sales at BRIO increased 4.7% in the fourth quarter of 2010 and average weekly sales were $97,400. At BRAVO!, comparable restaurant sales decreased 0.3% and average weekly sales were $64,300.
During the fourth quarter of 2010, the Company opened a BRIO in Delaware, its first location in the state. As of December 26, 2010, the Company owned and operated 47 BRAVO!, 38 BRIO and one Bon Vie restaurant across 29 states.

Outlook
The Company is providing the following outlook for the full year 2011:
•	Revenues are expected in the $365 million to $370 million range.

•	Total comparable restaurant sales are expected to increase in the 1% to 3% range.

•	Development of six to seven new restaurants, an increase of one opening from previous expectations.

•	Preopening costs of approximately $4 million, which primarily reflects the increase in openings.

•	Modified pro forma earnings of $0.75 to $0.80 per diluted share.

•	Capital expenditures of $22 million to $24 million.

•	Diluted share count of approximately 20.6 million.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss financial results for the fourth quarter and full year 2010 today, February 16, 2011, at 5:00 PM ET. The call will be hosted by Saed Mohseni, Chief Executive Officer, and Jim O’Connor, Chief Financial Officer.
The conference call can be accessed live over the phone by dialing (888) 516-2377, or for international callers (719) 325-2191. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 5090606. The replay will be available until Wednesday, March 2, 2011.
The call will also be webcast live from the Company’s investor relations website at http://investors.bbrg.com.
About Bravo Brio Restaurant Group, Inc.
Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements
Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our Registration Statement on Form S-1 originally filed July 2, 2010, as amended (Registration No. 333-167951).
Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to provide revisions to any forward-looking statements should circumstances change.
Contacts:
Investor Relations
Don Duffy/Raphael Gross
(203) 682-8200
investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — GAAP PRESENTATION WITH RECONCILIATION TO MODIFIED PRO FORMA
THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 26, 2010 AND DECEMBER 27, 2009
(Dollars in thousands, except per share data)

	Thirteen Weeks		Thirteen Weeks		Fifty-Two Weeks		Fifty-Two Weeks
	Ended		Ended		Ended		Ended
	December 26,		December 27,		December 26,		December 27,
	2010		2009		2010		2009
	Actual		Actual		Actual		Actual

Revenues	$88,325		$81,352		$343,025		$311,709

Total Costs and Expenses
Cost of Sales	23,332	26.4%	21,760	26.7%	89,456	26.1%	82,609	26.5%
Labor	27,964	31.7%	26,127	32.1%	114,468	33.4%	106,330	34.1%
Operating	13,306	15.1%	11,405	14.0%	53,331	15.5%	48,917	15.7%
Occupancy	5,747	6.5%	5,159	6.3%	22,729	6.6%	19,636	6.3%
General and administrative expenses	23,682	26.8%	4,330	5.3%	37,539	10.9%	17,280	5.5%
Restaurant preopening costs	483	0.5%	915	1.1%	2,375	0.7%	3,758	1.2%
Asset impairment	—	0.0%	6,436	7.9%	—	0.0%	6,436	2.1%
Depreciation and amortization	4,101	4.6%	4,211	5.2%	16,708	4.9%	16,088	5.2%

Total costs and expenses	98,615	111.7%	80,343	98.8%	336,606	98.1%	301,054	96.6%

(Loss) Income from Operations	(10,290)	-11.7%	1,009	1.2%	6,419	1.9%	10,655	3.4%

Loss on Extinguishment of Debt	1,300		—		1,300		—
Net Interest Expense	799	0.9%	1,835	2.3%	6,121	1.8%	7,119	2.3%

(Loss) Income before Income Taxes	(12,389)	-14.0%	(826)	-1.0%	(1,002)	-0.3%	3,536	1.1%

Income Tax Expense (Benefit)	80	0.1%	(147)	-0.2%	228	0.1%	135	0.0%

Net (Loss) Income	(12,469)	-14.1%	(679)	-0.8%	(1,230)	-0.4%	3,401	1.1%

Undeclared Preferred Dividends, net of adjustment	5,932		(3,089)		(3,769)		(11,599)

Net Loss Attributed to Common Shareholders	$(6,537)		$(3,768)		$(4,999)		$(8,198)

Basic and Diluted Shares	15,421		7,234		9,281		7,234

Basic and Diluted Earnings Per Share	$(0.42)		$(0.52)		$(0.54)		$(1.13)

ADJUSTMENTS TO RECONCILE GAAP TO MODIFIED PRO FORMA RESULTS

Management Fees (1)	1,151		436		2,402		1,722
Incremental Public Company Costs (2)	(246)		(306)		(1,164)		(1,224)
Stock Compensation Costs (3)	(157)		(450)		(1,507)		(1,800)
Interest Expense (4)	287		1,279		4,169		4,453
Income Tax Expense (5)	(2,271)		(2,125)		(6,399)		(3,351)
Undeclared Preferred Dividends (6)	(5,932)		3,089		3,769		11,599
Write-off of Loan Origination Fees (7)	1,300		—		1,300		—
Stock Compensation Costs (8)	17,892		—		17,892		—
Gain on Sale of Restaurant (9)	—		25		—		(1,502)
Asset Impairment (10)	—		6,436		—		6,436

Total Adjustments	12,024		8,384		20,462		16,333

Modified Proforma Net Income	$5,487		$4,616		$15,463		$8,135

Basic Shares — Pro Forma	19,251		19,251		19,251		19,251

Basic Earnings Per Share — Pro Forma	$0.29		$0.24		$0.80		$0.42

Diluted Shares — Pro Forma	20,600		20,600		20,600		20,600

Diluted Earnings Per Share — Pro Forma	$0.27		$0.22		$0.75		$0.39

Notes to adjustments shown above:

1.	Represents management fees and expenses paid to our private equity sponsors which will not be incurred subsequent to our initial public offering.

2.	Represents an estimate of additional recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

3.
Represents the estimate of recurring stock compensation expense related to restricted shares issued pursuant to the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan which was approved by our board of directors and shareholders in October, 2010, offset by the actual compensation cost booked in the fourth quarter of 2010 related to outstanding restricted shares.

4.	Represents an adjustment to interest expense assuming the receipt of proceeds from our initial public offering and the use of such proceeds to pay down debt at the beginning of fiscal 2009.

5.	Currently, our net deferred tax assets are offset by a full valuation allowance. This adjustment reflects a tax rate of 30.0% which reflects our estimate of our long-term effective tax rate.

6.
Our Series A preferred shares plus cumulative undeclared dividends thereon were converted to common shares pursuant to the exchange agreement (executed in connection with our initial public offering). This adjustment reflects the add-back of undeclared preferred dividends, net of gain on conversion of preferred stock.

7.	Reflects the write-off of the unamortized portion of our old loan origination costs related to our previous credit facility.

8.
Represents the one-time non-cash stock compensation charge recorded for existing options to purchase our common shares, under the 2006 Stock Option Plan, that became fully vested and exercisable upon consummation of our initial public offering.

9.
Reflects an adjustment for a gain on the sale of a restaurant during the third quarter of 2009, primarily due to the recognition of deferred lease incentives. We do not expect gains of this nature in the future.

10.	Reflects the charges recorded in fiscal 2009 related to the impairment of three restaurants.